[CURAGEN LOGO APPEARS HERE]	EXHIBIT 99.1

Contact:

Fred Aslan, M.D.

faslan@curagen.com

CuraGen Corporation

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Announces Restructuring to Focus Resources on Advancing Pipeline

– Resource Alignment to Continue to Advance Products into Clinical Development –

New Haven, CT – June 19, 2003 – CuraGen Corporation (NASDAQ: CRGN), a genomics-based pharmaceutical company, today announced a corporate restructuring to focus resources on continuing to advance the Company’s broad pipeline of protein, antibody, and small molecule therapeutics into preclinical and clinical development. As part of this process, CuraGen is immediately reducing its employee base by approximately 80 people, or approximately 20% of its employees. Affected employees will be eligible for a severance package that includes severance pay, continuation of benefits and outplacement services.

The main objectives of this restructuring are to:

•	Shift resources from discovery-based processes to preclinical and clinical activities needed to advance CuraGen’s promising pipeline of genomics-based therapeutics;
•	Conserve resources by accommodating future increases in preclinical and clinical expenditure without substantially increasing the Company’s burn rate; and
•	Strengthen CuraGen’s development efforts by leveraging the Company’s genomics and proteomics expertise to develop innovative toxicogenomics and biomarker capabilities to support preclinical and clinical programs.

CuraGen remains in a strong financial position. As of March 31, 2003, the Company had available cash and investments of approximately $395 million, including convertible debentures of $150 million due in February 2007. The impact of the restructuring on financial guidance for 2003 will be provided when the Company reports its second quarter financial results on July 24, 2003.

“CuraGen today has one of the broadest pipelines of proteins, antibodies, and small molecules in the industry based on novel genes. We had our first IND approval this year, and we plan to have two additional IND approvals next year. This restructuring further focuses the Company on creating value from its first mover advantage in genomics, concentrating the Company’s investments on preclinical and clinical efforts necessary to accelerate our most promising therapeutics,” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen. “We have made outstanding additions to our preclinical, clinical, and regulatory teams over the past nine months, giving us the management and expertise we need for success,” added Dr. Rothberg.

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CuraGen’s Pipeline

The Company has established a broad pipeline of potential protein, antibody, and small molecule therapeutics in the areas of obesity and diabetes, oncology, inflammation, and central nervous system disorders. With a focus on the genes that play an important role in the fundamental mechanisms that underlie disease, such as inflammation, proliferation and angiogenesis, CuraGen has been able to develop a portfolio of products that the Company hopes will address major unmet medical needs. Important progress has been made to date advancing this pipeline across all modalities:

•	Protein therapeutics – In March of this year, CuraGen received FDA approval to initiate Phase I clinical trials on CG53135, the Company’s most advanced protein therapeutic, for the treatment of oral mucositis, a debilitating side effect experienced by cancer patients undergoing chemotherapy or radiation therapy. In addition, CuraGen expects an IND for CG53135 in a second indication during the first half of 2004. CG53135 is one of 17 novel protein therapeutics the Company is developing.
•	Antibody therapeutics – CuraGen’s most advanced antibody program is CR002, a preclinical fully human monoclonal antibody therapeutic to treat kidney inflammation. CR002 recently won an award at the World Congress of Nephrology meeting in Germany and an IND for this molecule is anticipated in 2004. CR002 is one of 28 fully human monoclonal antibody programs that have been raised to date against distinct human targets as part of CuraGen’s antibody collaboration with Abgenix.
•	Small Molecules – As part of CuraGen’s obesity and diabetes small molecule collaboration with Bayer, 26 high-throughput screens have been initiated against distinct targets playing a role in multiple mechanisms underlying obesity and diabetes. Seven of these projects are now in Advanced Exploratory Research being evaluated for preclinical development.

“We have outstanding teams in place and are well positioned to advance our pipeline,” stated Timothy Shannon, M.D., Senior Vice President of Research and Development and Chief Medical Officer at CuraGen. “The genomics, proteomics and bioinformatics expertise that has given rise to our pipeline is now aimed downstream at the application and development of toxicogenomics and biomarkers to increase our chances of success in the clinic,” added Dr. Shannon.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company. The Company is applying its industrialized genomic technologies, informatics, and validation technologies to develop a pipeline of protein, antibody, and small molecule therapeutics in the areas of obesity and diabetes, oncology, inflammation, and central nervous system (CNS) disorders. CuraGen’s integrated, functional genomic technologies and Internet-based bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. CuraGen’s technology platform and genomics expertise has been used with collaborators including Abgenix, Alexion, Bayer, Biogen, COR Therapeutics, Dupont/Pioneer Hi-Bred International, Gemini Genomics, Genentech, GlaxoSmithKline, Hoffmann-La Roche and its affiliate Roche Vitamins, Mitsubishi, Monsanto, Ono Pharmaceuticals, Pfizer and Sequenom. CuraGen is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

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This press release may contain forward-looking statements, including statements about the broad nature of CuraGen’s pipeline, the financial and organizational benefits that CuraGen may realize as a result of the restructuring; the expected timelines for CuraGen’s INDs; and the ability of CuraGen’s potential products to address major unmet medical needs. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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